UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 10, 2005

Semtech Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-6395	95-2119684
(Commission File Number)	(IRS Employer Identification No.)

200 Flynn Road
Camarillo, California	93012-8790
(Address of Principal Executive Offices)	(Zip Code)

805-498-2111

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 3, 2005, Semtech Corporation (the “Company”) filed a Current Report on Form 8-K to report that the employment of Jason L. Carlson, President and Chief Executive Officer, had terminated by mutual agreement on September 27, 2005. That Form 8-K further described the agreement regarding severance benefits entered into with Mr. Carlson when he joined the Company in 2002 and stated that because negotiation of the definitive severance agreement was not yet complete, there could be no assurance that there would not be changes to Mr. Carlson’s severance arrangement from that contemplated by the 2002 agreement.

On October 10, 2005 the Company and Mr. Carlson executed the Agreement and Release attached hereto as Exhibit 10.1 ("Agreement"). If Mr. Carlson does not revoke it within the period set forth therein, he will receive (a) an immediate cash payment of $63,000 and (b) as contemplated by the parties in 2002, base salary continuation and continuation of health insurance and other standard benefits for twenty-six weeks. His termination date would be postponed from September 27, 2005 until the end of the twenty-six-week continuation period, although he would not transact any Company business during that time. Vesting in the Semtech Executive Compensation Plan would continue during the continuation period but vacation accrual and stock option vesting would not. The Agreement contains a release of claims by Mr. Carlson and restrictions on his post-employment activities, as contemplated by the parties in 2002. The Agreement also provides that Mr. Carlson will not be entitled to any bonus under the Company's Cash Bonus Incentive Plan for services in fiscal year 2006.

The foregoing description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by the Agreement and Release attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit 10.1	Agreement and Release – Jason L. Carlson.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date	October 13, 2005	SEMTECH CORPORATION

By:	/s/ David G. Franz
David G. Franz.
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Document

Exhibit 10.1	Agreement and Release – Jason L. Carlson